Exhibit 99.2

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	212-827-3773

FOR IMMEDIATE RELEASE

July 21, 2014

NN, INC. ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE AUTOCAM CORPORATION

Transformative Acquisition Brings Additional Technologies, Product Launch Capabilities and

Respected Autocam Brand to the NN Family

Johnson City, Tenn, July 21, 2014 – NN, Inc. (Nasdaq: NNBR) today announced that it has entered into a definitive agreement to acquire Autocam Corporation for $244.5 million in cash, $25.0 million in stock and the assumption of $30.5 million in debt. The transaction is expected to be immediately accretive to earnings. The Company anticipates the transaction to close in the third quarter, subject to customary closing conditions and regulatory approval. NN was advised on the transaction by KeyBanc Capital Markets, Inc.

Headquartered in Grand Rapids, Michigan, Autocam is a global leader in the engineering, manufacture and assembly of highly complex, system critical components for fuel systems, engines and transmission, power steering and electric motors. With expected 2014 sales of approximately $250 million, Autocam employs over 2,100 employees and has operations in 15 facilities in the U.S., Europe, South America and Asia. The expected 2014 sales do not include approximately $42 million in expected sales from a 49% Chinese joint venture accounted for under the equity method. With the close of the acquisition, the Autocam team will join NN’s Precision Metal Components Segment forming a new, dedicated Autocam products segment. As a result of the transaction, John Kennedy, Founder and CEO of Autocam will become a significant shareholder of NN. Additionally, it is the intention of the NN Board of Directors to consider Kennedy for a seat on its Board. The transaction does not include the Autocam Medical business.

Richard Holder, President and Chief Executive Officer of NN, Inc. commented, “This acquisition brings together two respected brands - NN and Autocam. Sharing our technologies and expertise creates a much stronger team with the common goal of providing exceptional products, solutions and service to our customers. The combination of the Autocam team with NN’s Whirlaway and VS businesses results in a strong precision components business with unparalleled technical capabilities, processes, systems, and skilled program management along with superior product launch capabilities. Moving forward, we will continue to use the Autocam brand name to preserve its strength and reputation in the marketplace. Our teams are dedicated to ensuring a smooth and successful integration with uninterrupted service and products to all our customers.”

Mr. Holder continued, “This acquisition is the next step in our ongoing strategy to aggressively grow our business through strategic, profitable acquisitions that provide complementary resources and lines of business. The addition of Autocam to the NN family is a transformative event, creating a much stronger Company with greater opportunity to drive future growth and bring sustainable value to our shareholders.”

John Kennedy, President and Chief Executive Officer of Autocam Corporation commented, “We are very excited about joining the NN family. This is a compelling strategic transaction that will create enormous opportunities for our employees and a superior experience for our customers. This transaction will bring together NN’s and Autocam’s complementary core strengths and values and will position this business segment to outgrow its end markets by taking advantage of global market trends in fuel efficient technologies such as gasoline direct injection systems, high-pressure diesel injection systems and variable valve timing. The fact that the Autocam brand will continue after the completion of the transaction is an honor to the legacy of our company and our team of tremendously talented people.”

Please see additional information regarding the transaction on the Company’s website at www.nninc.com.

NN, Inc. manufactures and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Western Europe, Eastern Europe and China. NN, Inc. had sales of US $373 million in 2013.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending or completed acquisitions are also forward-looking statements, including statements relating to the anticipated closing date of an acquisition, the Company’s ability to obtain required regulatory approvals or satisfy closing conditions, the costs of an acquisition and the Company’s source(s) of financing, the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.